Exhibit 99.2

INVESTOR CONFERENCE CALL SCRIPT – MARCH 17, 2009

INVESTOR CONFERENCE CALL - MARCH 17, 2009

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2009 third quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2009 third quarter investor conference call. The agenda for today’s call will include a discussion of our third quarter financial results and our fourth quarter financial expectations. In addition, I will discuss market conditions and conclude with a review our strategic initiatives.

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First, we will discuss our third quarter financial results. For the fiscal year 2009 third quarter ended January 31, 2009, WPCS generated approximately $25.3 million in revenue which represents a 2% increase compared to the same period a year ago. From an earnings perspective, the company achieved $178,000 in net income or $0.03 per diluted share. The consolidated third quarter gross margin improved 1% from the preceding quarter to 27%. Our SG&A represented 23% of revenue. The specialty communication systems sector generated 91% of our revenue with wireless infrastructure generating the other 9%.

The company continues to maintain a strong balance sheet with $28.3 million in working capital, $7.6 million in credit line borrowing and approximately $10 million in cash. In addition, our credit line borrowing to working capital ratio remains favorably low at 27%. This ratio is an important indication of our financial strength as our company is not depending on credit to finance our operations.  Accounts receivable collections remain stable with DSOs averaging 68 days.

For the nine months of fiscal year 2009 ended January 31, 2009, WPCS generated $82.4 million in revenue which represents a 10% increase compared to the same period a year ago. From an earnings perspective, the company has achieved $1.4 million in net income or $0.19 per diluted share. The consolidated gross margin for the first nine months of fiscal year 2009 is 27% and our SG&A is 22%. As of January 31, 2009, WPCS has a backlog of $41 million and a bid list of $136 million.

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The third quarter, combined with the second quarter for fiscal year 2009 have been challenging quarters for WPCS. Although as a company, we are generating profits with a respectable gross margin and maintaining a strong balance sheet during these difficult economic times, the results are still not satisfactory. For the third quarter, WPCS projected $27.2 million in revenue and achieved $25.3 million in revenue. Due to the shortfall in revenue, there was no year-over-year organic growth for the third quarter.

This revenue shortfall contributed to the lower than expected earnings per diluted share and the higher SG&A costs due to non-billable labor. The primary reason behind the third quarter revenue shortfall is the pull back in bid solicitations in the public services sector of our business. In general, local government and education held back on expenditures until it became clear what funding would be made available through the legislation of the stimulus package.

The positive news for WPCS is that the stimulus package was passed through legislation in February and an allocation of approximately $90 billion has been set aside for public services which includes transportation, education and communications infrastructure. Although the funds will not be disbursed for a few months, we are beginning to see an increase in bid solicitations based on the certainty of federal government funding support.

Although there was funding uncertainty in the public services sector these past few quarters, the demand for upgrading infrastructure remains high. WPCS is very experienced and maintains a stellar reputation in the local government and education sector which should result in an active bidding cycle in the months ahead.

Due to the pull back in public services expenditures and the delays caused in converting bids to backlog, WPCS had no choice but to revise its guidance projections for fiscal year 2009. As discussed, in the second quarter investor conference call, the expectation for fiscal year 2009 was a range of $0.38 to $0.44 in earnings per diluted share. However, after reviewing our projected backlog recognition for the upcoming fourth quarter, we now estimate that fiscal year 2009 will produce $0.25 in earnings per diluted share. Again, this is caused primarily by the temporary slowdown in public services spending.

However, we want to emphasize that with the stimulus package in place, which by the way adds another $32 billion of spending in energy infrastructure and $20 billion in spending in healthcare infrastructure, our other two primary markets, we believe that fiscal year 2010 will be a healthy year for earnings. If we can begin to see some economic recovery in the next twelve months, we believe that it will further enhance our earnings capability. We hope to provide fiscal year 2010 guidance parameters in the May 2009 timeframe.

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Let’s turn our attention to our backlog and bid list. At the end of the third quarter, WPCS had a $41 million backlog, which is down from the $48 million backlog reported in the preceding quarter. However, our bid activity at the end of the third quarter remained stable at $136 million indicating that there are still many opportunities to pursue. Currently, of the backlog of contracts awarded and in process, approximately 70% are public services projects, 15% are healthcare projects and 5% are energy projects with the balance in corporate enterprise work.

An important point to highlight is that although a slow down of public services bids occurred these past few quarters, public services still represents a large part of current contracts awarded. This continues to be a positive indication that infrastructure services are in high demand and the opportunities to capture more backlog will only improve with additional funding support from the newly enacted stimulus package.

In regards to current bids, approximately 60% are public services projects, 12% are healthcare projects, 5% are energy projects and the remainder are corporate enterprise projects. Besides the expected growth in bid activity in the public services sector due to fiscal stimulus, we believe that the healthcare and energy markets are poised for growth over the next several years. In addition, our international sector, although representing only 6% of total revenues year-to-date, remains strong. We are very encouraged in particular with the China economy and its prospects for growth.

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Obviously, the performance of the stock has been disappointing. Part of the reason is our inability to achieve the previously established earnings per diluted share targets through these difficult economic times. However, also contributing to the low valuation is the lack of investor confidence in the markets overall. There has been a flight to quality intertwined with an occasional flight to safety that has brought the market to new lows recently. We believe the indecisiveness of the new presidential administration in regards to specific recovery plans for the banking sector has also played a role in this less than optimistic environment.

It has been several months and banks are still grappling with the toxicity and mark to market issues of some assets on their balance sheets. This continues to impair the flow of credit. The difficulty in the credit markets combined with a lack of consumption leading to unemployment and negative GDP has adversely impacted most companies including WPCS.

However, from a valuation perspective, our company trades at one times cash and close to one third our net tangible asset value. We believe we are heavily discounted and for this reason, we will remain buyers of our own stock. Since we initiated the stock repurchase program in December of 2008, the company has acquired over 300,000 shares. Our company is well established, financially strong and in growth markets that show tremendous promise. We will continue with the stock repurchase program in the future and we will work towards delivering improved results.

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Lastly, I would like to update everyone on strategic initiatives. WPCS continues to develop and implement strategic initiatives that strengthen our company for the future. At the present time, our focus is on organic growth through customer and market development. Although we are considering smaller acquisitions that enhance our engineering capability and will expand our customer base, we are not looking to make any major acquisitions at this point.

The most important initiative we have launched is the branding strategy that is close to being complete. The branding strategy will bring all the individual subsidiaries under the WPCS name for the purpose of increasing revenue opportunities through national and global account programs and by reducing cost of sales through volume purchasing. We are anticipating the branding to be completed in May 2009.

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In conclusion, the WPCS management team is not discouraged during these economic times. We see ample opportunity for our company to establish itself as the premier design-build engineering firm for communications infrastructure. The economy will rebound and we believe that the markets we serve both domestically and internationally, will allow our company the opportunity to grow and build shareholder value.

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